SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Sec. 240.14a-12.

BlackRock FundsSM

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

BLACKROCK CAPITAL APPRECIATION

PORTFOLIO

IMPORTANT REMINDER:

PLEASE VOTE YOUR SHARES BEFORE JUNE 8, 2010

Dear Shareholder:

We recently mailed you proxy materials relating to a proposal to be voted on at a Special Shareholder Meeting of BlackRock Capital Appreciation Portfolio (the “Fund”), a series of BlackRock Funds, to be held on Tuesday, June 8, 2010 at 10 am ET. According to our records, we have not yet received your vote.

YOUR VOTE IS IMPORTANT!

For the reasons set forth in the proxy materials previously mailed to you, the Fund’s Board of Trustees believes the proposal is in the best interest of the Fund and unanimously recommends that you vote in favor of the proposal.

We encourage you to vote TODAY using one of the following convenient options:

1.	Vote by Phone. You may cast your vote by calling the toll-free number listed on the enclosed proxy card. Have your proxy card in hand in order to follow the recorded instructions.

2.	Vote Online. You may cast your vote by logging onto the Web address listed on the enclosed proxy card. Have your proxy card in hand in order to follow the instructions given on the Web site.

3.	Vote by Mail. You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If you have any questions about the proposal, you may call Computershare Fund Services, the Fund’s proxy solicitation firm; toll free at (866) 963-6126. As a helpful reminder, you may receive a call from a representative of Computershare Fund Services encouraging you to vote. When you provide instructions to Computershare Fund Services by phone, they will be authorized to deliver your proxy on your behalf.

YOUR VOTE IS IMPORTANT! PLEASE VOTE TODAY!